SECOND AMENDMENT TO THE
Amended and Restated
2009 Praxair, Inc. Long Term Incentive Plan
The Amended and Restated 2009 Praxair, Inc. Long Term Incentive Plan (the “Plan”) was previously adopted by the Board of Directors of Praxair, Inc. and was assumed by Linde plc as of October 31, 2018, in connection with the completion of the business combination between Praxair, Inc. and Linde AG. In connection with the company’s post-business combination integration efforts, the Plan is hereby amended as follows, effective as of the date hereof:
1.     The Plan is renamed the “Amended and Restated 2009 Linde Long Term Incentive Plan” and

2.     All references in the Plan to the “Company” are amended to refer to Linde plc.

    September __, 2020

    LINDE PLC

    By:___________________________
    Guillermo Bichara, Its
        General Counsel & Secretary